Workhorse Group Inc. 2019 Incentive Stock Plan
PERFORMANCE SHARE UNIT AWARD AGREEMENT

1.Grant of Performance Share Unit Award. In accordance with, and subject to, the terms and conditions of (a) the Workhorse Group Inc. 2019 Incentive Stock Plan, as it may be amended from time to time (the “Plan”), and (b) this Performance Share Unit Award Agreement (the “Agreement”), Workhorse Group Inc. (the “Company”) grants to the Participant identified on Schedule 1 attached hereto (the “Grantee”) an award for a target number of Performance Share Units as set forth on Schedule 1 (the “Target Award”), which Performance Share Units shall be subject to the terms, conditions, restrictions and limitations set forth in this Agreement and the Plan. The Performance Share Units awarded under this Agreement shall be deemed to have been granted on the date set forth on Schedule 1 (the “Grant Date”). The number of Performance Share Units that the Grantee actually earns during the Performance Period will be determined by the level of achievement of the Performance Objective as set forth on Exhibit A. The Performance Share Units shall be credited to a separate notional account maintained for the Grantee on the books and records of the Company. The grant of this Performance Share Unit award is made in satisfaction of the portion of the Company’s obligation under Section 3.3(b) of the Employment Agreement by and between the Grantee and the Company dated as of July 25, 2021 (the “Employment Agreement”) to grant restricted stock subject to performance-based vesting.
2.Definitions. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in the Plan. The following capitalized terms shall have the following meanings:
a.“Involuntary Termination” has the same meaning as provided in the Employment Agreement.
b.“Market Value Price” means the latest available closing price of a Share or of a share of common stock of a company in the Peer Group, as the case may be, on the National Association of Security Dealers Automated Quotations (NASDAQ), the New York Stock Exchange, or other recognized market if the stock does not trade on either such exchanges at the relevant time.
c.“Peer Group” means the group of companies established by the Committee and reported to the Board, as set forth on Exhibit B attached hereto.
d.“Performance Objective” means the predetermined goal of the Company established by the Committee and reported to the Board, as more particularly set forth on Exhibit A attached hereto.
e.“Performance Period” means the period commencing on the Grant Date and ending on December 31, 2024.

f.“Performance Share Unit” means the right to receive one (1) Share in the future based upon the satisfaction of the Performance Objective during the Performance Period, as determined by the Committee, or the equivalent value in cash, or a combination thereof.
g.“Share” means a share of Stock.
h.“Termination Upon Change of Control” has the same meaning as provided in the Employment Agreement.
i.“Total Shareholder Return” means with respect to the Company or a company in the Peer Group, as applicable, the cumulative return to shareholders during the Performance Period, measured by the change in Market Value Price plus dividends (or other distributions) reinvested over the Performance Period, determined on the Grant Date and the last business day of the Performance Period. Total Shareholder Return shall be calculated (i) using a 30-day trading average of the stock price ending on (A) the Grant Date, and (B) the last business day of the Performance Period, and (ii) assuming all dividends declared during the Performance Period are reinvested at the closing Market Value Price on the applicable ex-dividend date.
3.Acceptance by Grantee. This award of Performance Share Units is conditioned upon acceptance by the Grantee of the terms, conditions, restrictions and limitations of this Agreement, including the condition that the Grantee enter into that certain Employee Non-Compete Agreement (the “Non-Compete Agreement”) described in Section 11, as evidenced by the Grantee’s execution of Schedule 1 to this Agreement and the Non-Compete Agreement, and the delivery of an executed copy of such instruments to the Company. The Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement. The Grantee has read and understands the provisions hereof, and accepts the Performance Share Units subject to all of the terms, conditions, restrictions and limitations of the Plan and this Agreement.
4.Performance Objective. Except as otherwise provided in Section 5(c) and (d):
a.The number of Performance Share Units earned by the Grantee for the Performance Period will be determined at the end of the Performance Period based on the level of achievement of the Performance Objective in accordance with Exhibit A. All determinations of whether or the level that the Performance Objective has been achieved, the number of Performance Share Units earned by the Grantee, and all other matters related to this Section 4 shall be made by the Committee in its sole discretion.
b.Promptly following completion of the Performance Period (and no later than 60 days following the end of the Performance Period), the Committee will review and certify in writing (i) whether, and to what extent, the Performance Objective for the Performance Period has been achieved, and (ii) the number of Performance Share Units earned by the Grantee, if any, subject to the requirements of Section 5. Such certification shall be final, conclusive, and binding on the Grantee, and on all other persons, to the maximum extent permitted by law.

5.Vesting of Performance Share Units.
a.The Performance Share Units are subject to forfeiture until they vest. Except as otherwise provided herein, provided that the Grantee remains in continuous service as an employee of the Company (“Continuous Service”) from the Grant Date through the last day of the Performance Period, and further provided that the “Threshold” level of the Performance Objective set forth in Exhibit A has been achieved, the Performance Share Units will vest on the last day of the Performance Period (the “Vesting Date”). The number of Performance Share Units that vest and become nonforfeitable under this Agreement shall be determined by the Committee based on the level of achievement of the Performance Objective set forth in Exhibit A and shall be rounded to the nearest whole Performance Share Unit. Performance Share Units that have not vested by the Vesting Date in accordance with this Section 5(a) shall be forfeited.
b.Subject to the provisions of Section 6(e) of the Plan (relating to discretionary actions that may, but are not required, be taken by the Committee with respect to the Performance Share Units upon the occurrence of Grantee’s retirement, resignation, death or disability) and except as otherwise expressly provided in this Agreement, if the Grantee’s Continuous Service terminates for any reason at any time prior to the Vesting Date, the Grantee’s Performance Share Units shall be automatically forfeited upon such termination of Continuous Service and the Company shall have no further obligations to the Grantee under this Agreement.
c.Notwithstanding Section 5(a) and (b), if the Grantee’s Continuous Service terminates prior to the Vesting Date due to a Termination Upon Change of Control, the Performance Share Units shall vest based on the level of achievement of the Performance Objective set forth in Exhibit A on the date of Grantee’s Termination Upon Change in Control (as if the Performance Period was terminated as of such date), as determined in good faith by the Committee.
d.Notwithstanding Section 5(a) and (b), if the Grantee’s Continuous Service terminates prior to the Vesting Date due to an Involuntary Termination, for purposes of this Section 5, Grantee’s Continuous Service shall be deemed to terminate on the date that is the 12month anniversary of the date of Grantee’s Involuntary Termination. If such deemed termination date is on or after the Vesting Date, the Performance Share Units shall vest based on the level of achievement of the Performance Objective set forth in Exhibit A on the date of Grantee’s Involuntary Termination (as if the Performance Period was terminated as of such date), as determined in good faith by the Committee.
6.Restrictions. Subject to any exceptions set forth in this Agreement or the Plan, during the Performance Period and until such time as the Performance Share Units are settled in accordance with Section 8, the Performance Share Units or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Performance Share Units or the rights relating thereto shall be wholly ineffective and, if any such attempt is made, the Performance Share Units will be forfeited by the Grantee and all of the Grantee’s rights to such units shall immediately terminate without any payment or consideration by the Company.

7.Rights as Shareholder; Dividend Equivalents.
a.The Grantee shall not have any rights of a shareholder with respect to the Shares underlying the Performance Share Units unless and until the Performance Share Units vest and are settled by the issuance of such Shares.
b.Upon and following the settlement of the Performance Share Units in Shares, the Grantee shall be the record owner of the Shares underlying the Performance Share Units unless and until such Shares are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a shareholder of the Company (including voting rights).
c.The Grantee shall not be entitled to any dividend equivalents with respect to the Performance Share Units to reflect any dividends payable on Shares.
8.Settlement of Performance Share Units.
a.Subject to Section 9, promptly following the Vesting Date, Termination Upon Change in Control or, if applicable, Involuntary Termination, and in any event no later than March 15 of the calendar year following the calendar year in which such Vesting Date or event occurs, the Company shall (i) issue and deliver to the Grantee a share certificate evidencing the number of Shares equal to the number of Performance Share Units that vested and were earned, and (ii) enter the Grantee's name on the books of the Company as the shareholder of record with respect to such Shares delivered to the Grantee. In lieu of the issuance of a share certificate evidencing Shares, the Company may use a “book entry” system in which a computerized or manual entry is made in the records of the Company to evidence the issuance of such Shares. Such Company records are, absent manifest error, binding on all parties. Notwithstanding the foregoing, the Committee shall have the discretion to settle all or a portion of the vested and earned Performance Share Units in cash using the Market Value Price of the Shares otherwise issuable with respect to such vested and earned Performance Share Units as of the Vesting Date or as of the separation from service date in the case of Grantee’s Termination Upon Change in Control or Involuntary Termination.
b.If the Grantee is a “specified employee” within the meaning of Section 409A of the Code, as determined by the Committee, at a time when the Grantee becomes eligible for settlement of the Performance Share Units upon his “separation from service” within the meaning of Section 409A of the Code, then to the extent necessary to prevent any accelerated or additional tax under Section 409A of the Code, such settlement will be delayed until the earlier of (i) the date that is six (6) months following the Grantee’s separation from service, and (ii) the Grantee’s death.
9.Payment of Taxes. The Grantee understands that he will have to pay income and employment taxes on the fair market value of the vested Performance Share Units at the time of settlement of such Performance Share Units. The Company’s obligation to deliver Shares or pay cash, as the case may be, in settlement of the vested Performance Share Units shall be subject to the Grantee’s satisfaction of all applicable federal, state, and local income and employment tax withholding obligations. If tax withholding attributable to the settlement of the vested Performance Share Units is required by the Company, then, at the Board’s discretion, the Company may satisfy such tax withholding obligations by reducing the number of Shares otherwise deliverable or by accepting the delivery to the Company of Shares previously owned and unencumbered by the Grantee. The Company shall also have the right to withhold from any salary, bonus or other payments due Grantee the amount necessary to satisfy any tax withholding obligations related to the settlement of the vested Performance Share Units.
10.Nonassignability. Except as otherwise provided herein and in the Plan, the Performance Share Units and the rights relating thereto shall not be assignable or transferable by the Grantee other than to a designated beneficiary upon the Grantee’s death pursuant to his will or by the laws of descent and distribution. Any such assignment or transfer shall be null and void and without effect upon any attempted assignment or transfer, except as provided herein or in the Plan, including, without limitation, any purported assignment, whether voluntary or by operation of law, pledge, hypothecation, or other disposition contrary to the provisions hereof, or levy of execution, attachment, trustee process, or similar process, whether legal or equitable, upon the Performance Share Units.
11.Conditions of Granting Award. Grantee understands and agrees that, as a condition to the Company granting the Performance Share Units under this Agreement, he must execute and deliver the Non-Compete Agreement. Grantee further understands that the Non-Compete Agreement shall become effective upon Grantee’s execution and delivery thereof and that it shall remain in effect for the period described therein, which period would include a period following Grantee’s termination of employment with the Company irrespective of the whether or not Grantee becomes vested in the Performance Share Units in accordance with this Agreement.
12.Compliance with Law. The issuance and delivery of any Shares shall be subject to compliance by the Company and the Grantee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s Shares may be listed. No Shares shall be issued pursuant to this Agreement unless and until any then applicable requirements of state or federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel. The Grantee understands that the Company is under no obligation to register the Shares with the Securities and Exchange Commission, any state securities commission, or any stock exchange to effect such compliance.
13.Adjustments. The Performance Share Units may be adjusted or terminated in any manner as contemplated by Section 8 of the Plan.
14.No Right to Continued Employment. Nothing contained in the Plan or in this Agreement, nor any action taken by the Board, shall confer upon Grantee any right with respect to continuation of employment by the Company as an employee or service as an officer or director nor interfere in any way with the right of the Company to terminate Grantee’s employment or other service as an employee, officer or director at any time with or without Cause, including during the Performance Period.
15.Governing Law; Dispute. This Agreement has been granted, executed and delivered in the State of Ohio, and the interpretation and enforcement shall be governed by the laws thereof without regard to conflict of laws principles, and subject to the exclusive jurisdiction of the courts therein. Any dispute regarding the interpretation of this Agreement shall be submitted by Grantee or the Company to the Board for review. The resolution of such dispute by the Board shall be final, binding and conclusive on the Grantee and the Company.
16.Notices. Any notice required to be given pursuant to this Agreement or the Plan shall be in writing and shall be deemed to be delivered upon receipt or, in the case of notices by the Company, five (5) days after deposit in the U.S. mail, postage prepaid, addressed to Grantee at the address last provided by Grantee for Grantee’s service provider records. Any notice to the Company shall be addressed to the chief financial officer or to the chief legal officer of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.
17.Agreement Subject to Plan. This Agreement is made pursuant to the Plan and shall be interpreted to comply therewith. A copy of the Plan is available to Grantee, at no charge, at the principal office of the Company. The provisions of the Plan, as they may be amended from time to time, are hereby incorporated herein by reference. In the event of a conflict between any provision contained herein and a provision of the Plan, the applicable provisions of the Plan will govern and prevail.
18.Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on assignment and transfer set forth herein, this Agreement will be binding upon the Grantee and the Grantee’s beneficiaries, executors, administrators and the person(s) to whom the Performance Share Units may be transferred by will or the laws of descent or distribution.
19.Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.
20. Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Board at any time, in its discretion. The grant of the Performance Share Units pursuant to this Agreement does not create any contractual right or other right to receive any Performance Share Units or other Grants in the future. Future Grants, if any, will be at the sole discretion of the Committee. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Grantee’s employment or other service with the Company.
21.Amendment. The Board has the right to amend, alter, suspend, discontinue or cancel the Plan, prospectively or retroactively; provided, that, no such amendment shall alter or impair the Grantee’s material rights and obligations under this Agreement without the Grantee’s written consent.
22.Section 409A of the Code. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the

Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Grantee on account of non-compliance with Section 409A of the Code.
23.No Effect on Other Benefits. The value of the Grantee’s Performance Share Units is not part of Grantee’s normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit, unless the express provisions of a written service provider benefit provides otherwise.
24.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.
IN WITNESS WHEREOF, the parties hereto have caused this Performance Share Unit Award Agreement to be executed as of the date set forth on Schedule 1 to this Agreement.

[Schedule 1 follows]

Schedule 1
Performance Share Unit Award Agreement
Name of Grantee:    Richard Dauch

Target Award:     250,000 Performance Share Units

Grant Date:    __________, 2021

The undersigned agrees to the terms and conditions of the Plan and Performance Share Unit Award Agreement of which this Schedule 1 is a part.

COMPANY:	WORKHORSE GROUP INC., a Nevada corporation
By:
Name:
Title:
Date:

GRANTEE:	RICHARD DAUCH
By:
(signature)
Date:

Exhibit A
Performance Objective
The number of Performance Share Units earned shall be determined by reference to the Company’s Total Shareholder Return (“TSR”) over the Performance Period relative to the TSR of each of the entities in the Peer Group. Except as otherwise provided in the Plan or the Agreement, the number of Performance Share Units earned with respect to the Performance Period shall be determined as follows:

Percentile Rank of Company’s TSR Compared to the TSR of the Peer Group Entities	Performance Share Units Earned as a Percentage of the Target Award
Less than 25th percentile	0%
25th percentile (Threshold)	50% of Target Award (i.e., 125,000 Performance Share Units)
50th percentile (Target)	100% of Target Award (i.e., 250,000 Performance Share Units)
75th percentile (Maximum)	200% of Target Award (i.e., 500,000 Performance Share Units)
With respect to both the stock of the Company and the stock of each of the companies that comprise the Peer Group, TSR shall be calculated (a) using a 30-day trading average of the stock price ending on the Grant Date and on the last day of the Performance Period, and (b) assuming all dividends declared during the Performance Period are reinvested at the closing price on the applicable ex-dividend date.
In the event the level of achievement falls between the Threshold percentile and Target percentile or between the Target percentile and Maximum percentile, the percentage of the Target Award earned will be interpolated on a straight-line basis between such applicable percentiles.
Depending on the Company’s TSR over the Performance Period relative to the TSR of the companies that comprise the Peer Group, the Grantee may earn between 0% and 200% of the Target Award. In the event the level of achievement of the Performance Objective is in excess of the Maximum percentile, the Grantee shall not be entitled to any Performance Share Units in excess of 200% of the Target Award.

Exhibit B
Peer Group
The following companies shall comprise the Company’s Peer Group for purposes of this Performance Share Unit Award:
1.ELMS (ticker symbol ELMS)
2.Lordstown Motors (RIDE)
3.Shyft Group (SHYF)
4.Arrival (ARVL)
5.Canoo (GOEV)
6.Lion Electric Company (LEV)
7.Lightning Motors (ZEV)
8.REE Automotive (REE)
9.Nikola Automotive (NKLA)
10.Proterra (PRTA)
11.XL Fleet (XL)
12.Fisker (FSR)
    The Peer Group of 12 companies listed above shall not be adjusted during the Performance Period except to exclude one or more of the companies listed above that during the Performance Period (i) cease to be publicly traded or (ii) have experienced a major restructuring by reason of (a) a Chapter 11 filing or (b) a spin-off of more than 50% of any such company’s assets.